Xcel Energy Media Relations 414 Nicollet Mall, 401-7 Minneapolis, MN 55401 (612) 215-5300 www.xcelenergy.com

Xcel Energy to sell Mankato Energy Center, net gain on sale to support corporate giving and response to COVID-19
MINNEAPOLIS (April 6, 2020) - Xcel Energy announced today it will sell the Mankato Energy Center, a natural gas-fired power plant, to Denver-based Southwest Generation for $680 million, and plans to use the net gain on the sale to fund its corporate giving efforts, including support related to COVID-19 recovery. The 760-megawatt plant will continue to provide electricity to the company’s Upper Midwest customers.
“This is an unprecedented time, and we want to do our part to support our communities as we face the challenges brought on by the COVID-19 pandemic,” said Ben Fowke, chairman and CEO, Xcel Energy. “The Mankato Energy Center and its workforce provides essential services for local and regional economies and that will not change. And now more than ever, the people we serve need safe, reliable, affordable power.”
“Southwest Generation is excited to add the Mankato Energy Center to our growing portfolio. The plant is a key part of the transition to a lower carbon grid and we’re pleased to expand our relationship with Xcel Energy, which is leading that transition in the United States,” said John Foster, CEO, Southwest Generation.
Xcel Energy purchased the plant in early 2020 through a non-regulated affiliate company. Earlier this year, Southwest Generation offered to purchase the facility to add to its growing fleet of natural gas plants. While the plant will still provide value for customers, selling the facility will continue Xcel Energy’s focus as a fully regulated utility company. The proceeds from the sale will primarily be used to reduce Xcel Energy’s overall financing needs and improve the company’s credit metrics, with the net gain from the sale to fund its corporate giving and COVID-19 relief efforts. The sale is expected to close in the third quarter of 2020 and is not expected to have a material impact on short or long-term earnings. Current employees are expected to continue working at the plant and Xcel Energy will continue buying power from the facility.
Details associated with the relief efforts are still being worked out, but Xcel Energy will use the proceeds from the gain on the sale to support corporate giving and additional support for recovery efforts associated with COVID-19.
Southwest Generation (www.southwestgen.com) is a Denver-based independent power producer that owns and operates approximately 1.7 gigawatts of generation capacity across the western United States. It currently sells Xcel Energy electricity from the Arapahoe and Fountain Valley plants, both located in Colorado. Southwest Generation is owned by institutional investors advised by JP Morgan Asset Management.
Xcel Energy has provided electric service to customers for more than a century. As part of its clean energy transition, the company will continue to implement its plan to reduce carbon emissions 80% by 2030 and pursue a vision of providing 100% carbon-free electricity by 2050.
# # #
About Xcel Energy
Xcel Energy (NASDAQ: XEL) provides the energy that powers millions of homes and businesses across eight Western and Midwestern states. Headquartered in Minneapolis, the company is an industry leader in responsibly reducing carbon emissions and producing and delivering clean energy solutions from a variety of renewable sources at competitive prices. For more information, visit xcelenergy.com or follow us on Twitter and Facebook.
About Southwest Generation
Southwest Generation is a Denver-based independent power producer whose 1.7 gigawatts of flexible generation capacity across the western United States is helping enable the transition to a lower emission electrical grid (for more information, please visit www.southwestgen.com). Southwest Generation is owned by institutional investors advised by JP Morgan Asset Management.

Forward Looking Statements
Except for the historical statements contained in this report, the matters discussed herein are forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements, including the use of proceeds, impact to earnings, and future operations, as well as assumptions and other statements are intended to be identified in this document by the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,”” “plan,” “project,” “possible,” “potential,” “should,” “will,” “would” and similar expressions. Actual results may vary materially. Forward-looking statements speak only as of the date they are made, and we expressly disclaim any obligation to update any forward-looking information. The following factors, in addition to those discussed in Xcel Energy’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2019 and subsequent securities filings, could cause actual results to differ materially from management expectations as suggested by such forward-looking information: changes in environmental laws and regulations; climate change and other weather, natural disaster and resource depletion, including compliance with any accompanying legislative and regulatory changes; ability of subsidiaries to recover costs from customers; reductions in our credit ratings and the cost of maintaining certain contractual relationships; general economic conditions, including inflation rates, monetary fluctuations and their impact on capital expenditures and the ability of Xcel Energy Inc. and its subsidiaries to obtain financing on favorable terms; availability or cost of capital; our customers’ and counterparties’ ability to pay their debts to us; assumptions and costs relating to funding our employee benefit plans and health care benefits; our subsidiaries’ ability to make dividend payments; tax laws; operational safety, including our nuclear generation facilities; successful long-term operational planning; commodity risks associated with energy markets and production; rising energy prices; costs of potential regulatory penalties; effects of geopolitical events, including war and acts of terrorism; cyber security threats and data security breaches; fuel costs; and employee work force and third party contractor factors.